Exhibit 99.(d)(5)

January      , 2013

To Our Clients:

Enclosed for your consideration is the prospectus of The Thai Capital Fund, Inc. (the “Fund”).  It explains the Fund’s offer (the “Offer”) to sell shares of 1.00% redeemable preferred stock, par value $0.01 per share, (the “Preferred Stock”) to stockholders of record of the Fund’s common stock as of the close of business on January   , 2013 (the record date).  These shares of Preferred Stock are offered at the Subscription Price as disclosed in the accompanying Prospectus.

The Prospectus is being forwarded to you as the beneficial owner of shares of common stock of the Fund held by us for your account but not registered in your name.  We are sending you the Subscription Certificate for your information only; you cannot use it to exercise rights based on shares we hold for your account in order to purchase shares of Preferred Stock.  The exercise of such rights regarding your shares can be made only by us as the holder of your shares as a participant in the Depository Trust Company system and only according to your instructions.

The Fund is extending this offer as a way to permit common stockholders of the Fund as of the record date (“Record Date Stockholders”) that support liquidation or reorganization of the Fund to accumulate sufficient voting shares of the Fund so that the Fund is able to obtain the necessary vote on liquidation, reorganization or other corporate actions with respect to the Fund.

SUMMARY OF THE TERMS OF THE OFFER

The Fund will issue one non-transferable right for each of the Fund’s common stock held on the record date of January   , 2013 (the “Record Date”).

One right plus the Subscription Price (as disclosed in the accompanying Prospectus) will be required to purchase one share of the Preferred Stock of the Fund pursuant to the offering (the Primary Subscription).  No fractional shares will be issued.

A Record Date Stockholder who exercises all of his or her rights will be entitled to subscribe for any amount of additional shares of Preferred Stock.  The number of shares to be received as a result of this Over-Subscription feature will be based on the pro-rata allocation of available shares, in proportion to the number of record date shares owned by the stockholder.

The offer will expire on   , 2013, unless extended.

The actual number of shares of Preferred Stock each participating stockholder who exercises the Over-Subscription Privilege will receive will be determined after the close of business on the expiration date and may be greater or less than the number of shares such stockholder subscribed for in the Primary Subscription and the Over-Subscription.  Accordingly, the Fund will refund any excess payment to such stockholder.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A SUBSCRIPTION CERTIFICATE ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any Stockholder whether to subscribe or refrain from subscribing for shares of Preferred Stock in the Offer. Each Stockholder is urged to read and evaluate the Prospectus and accompanying materials carefully.

Very truly yours,

[Broker Name]

INSTRUCTIONS REGARDING THE OFFER BY THE THAI CAPITAL FUND, INC.

THIS FORM IS NOT TO BE USED TO SUBSCRIBE FOR SHARES OF PREFERRED STOCK DIRECTLY WITH THE SUBSCRIPTION AGENT.  IT SHOULD BE SENT TO YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ONLY IF THAT FIRM IS THE HOLDER OF RECORD OF YOUR SHARES AND WILL BE SUBSCRIBING FOR THE SHARES OF PREFERRED STOCK ON YOUR BEHALF.  THE SUBSCRIPTION AGENT MUST RECEIVE A SUBSCRIPTION CERTIFICATE IN CONNECTION WITH YOUR SHARES NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON     2013 (THE “EXPIRATION DATE”).

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO SUBSCRIBE FOR SHARES OF PREFERRED STOCK.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated        , 2013 in connection with the offer to Stockholders by The Thai Capital Fund, Inc. (“Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as a closed-end, non-diversified management investment company, of the right to purchase shares of 1.00% redeemable preferred stock, par value $0.01 per share, (the “Preferred Stock”), on the terms and subject to the conditions of the offer as described in the Prospectus.

Name of Client:

Address of Client:

Telephone No. of Client:

Number of Shares Presented for Participation in the Primary Subscription:

Number of Shares Presented for Participation in the Over-Subscription:

Signature:

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